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EXHIBIT 10.8
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PURCHASE AND SALE AGREEMENT

This Agreement, made and entered into this date, by and between BRAMOW ENTERPRISES, INC., a Florida corporation, hereinafter referred to as ("Seller"), and Business Cards Tomorrow, Inc., a Delaware corporation, hereinafter referred to as ("Purchaser").

W I T N E S S E T H:

Whereas, the Seller owns a Business Cards Tomorrow Franchise business located at 3023 N.W. 60th Street, Fort Lauderdale, Florida, which the Purchaser is desirous of purchasing.

Now Therefore, in consideration of the mutual benefits accruing to the respective parties under the provisions of this Agreement, it is hereby agreed as follows:

1. SALE OF THE BUSINESS: The Seller shall sell and the Purchaser shall purchase, free from all encumbrances, except as hereinafter set forth, the assets of the above mentioned Business Cards Tomorrow Franchise business, as per the attached inventory.

2. PURCHASE PRICE: The total purchase price is: $197,955.00 payable as follows:


a) Down payment to be held in escrow and released at                                                50,000.00
closing by:  David Feldman, P.A., plus or minus
incidental prorations
b)  Purchase money mortgage/security agreement on the
assets being sold in the sum of:                                                                   147,955.00
(as per e) below)
                                                                                                  $197.955.00

c)  Purchaser to issue credit for BCT catalogs recently purchased by the Seller. 170 catalogs.
d)  Seller to pay a $4,000.00 transfer fee, payable as follows:

Cash at closing                                                                                   $  2,202.00
Security deposit refund from landlord                                                             $  1,798.00

If the security deposit is less, than the month's Note payment, then same with be adjusted accordingly.

e) Seller to take back a purchase money mortgage/security agreement in the sum of $147,955.00, at eight (8%) percent interest, payable in consecutive equal monthly installments of $3,000.00 for a period of five (5) years. Purchaser to pay for documentary stamps and recording costs of mortgage. Payment due 1st of month, 7 day grace period. Late penalty $100.

f) Purchaser to pay for the inventory on hand at time of closing; at a mutually agreeable price.
g) Purchase is purchasing the equipment, as per the attached list, in "AS IS" condition.

3.  CONTINGENCIES:

a) Consent of the Lessor to the assignment of the lease to the Purchaser, in writing, which lease is attached hereto.
b) Subject to approval of this agreement by the Board of Directors of BCT International, Inc.
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4.  REPRESENTATIONS BY SELLER:  The Seller represents and warrants in connection with the operation of the business being sold that:

a) The business is not a party to any lawsuits, claims or proceedings in connection with the business and Seller will hold harmless Purchaser from any claims which arise from acts or conditions committed or permitted by Seller prior to closing.

b) That it has good and marketable title, free and clear of all liens and encumbrances except for those which Purchaser is taking subject to or assuming.

c) That there are no violations of any municipal, state or federal laws or ordinances to the best of Seller's knowledge in connection with the assets or their use.

d) Seller agrees that it will conduct the business from the date of this Agreement to the date of closing in substantially the same manner as it has been conducted in the past and in accordance with all the applicable laws and regulations, and that it has not entered into any transactions other than in the ordinary course of business.

e) All equipment, fixtures, furnishings and machinery being sold pursuant to this Agreement, shall be in good working condition at the time of closing.

f)  Seller acknowledges that there are no brokerage fees due.

g) Seller agrees to continue to operate the plant, doing business as usual, until the transfer of assets herein.

h) Seller represents that all equipment being sold herewith are free and clear, with no leases or notes.

5. SELLER'S RESPONSIBILITIES: At the closing, Seller shall deliver to the Purchaser, the following instruments and documents:

a) Bill of Sale. This Bill of Sale to be delivered at the closing will transfer all assets herein being sold free from all debts and encumbrances, except for those which Purchaser is taking subject to or assuming, and will contain the usual warranties and affidavit of title.

b) Instrument of Assignment: The Assignment to be delivered at the closing will transfer Seller's right to all transferable insurance policies, leases, contracts, licenses and goodwill.

c)  Seller's Affidavit of Creditors of the Business.

d) Seller's Affidavit that all federal withholding and employment taxes, state sales and use taxes and any other taxes due and owing to any of the Business's employees, or any other debts due and owing by the Business, have been paid through the date of the closing of the within transaction.

6. Seller agrees to remain at the Business for a term of up to ( ) weeks, after the closing, at Purchaser's Option, to assist and facilitate the smooth and efficient transfer of the Business. Seller shall receive
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7.  BULK SALES:  The parties shall comply with all applicable provisions of the
Uniform Commercial Code relating to bulk transfers as adopted in the State of Florida, inclusive of the following:

a) Seller shall furnish the Purchaser, at least fifteen (15) days prior to the date of closing, with a list of existing creditors. Such list shall be signed and sworn to be the Seller and shall contain the names and business addresses of all of the Seller's creditors, with the amount, when known, and also the names of all persons who are known to the Seller to assert claims against it even though such claims are disputed.

b) The Seller and the Purchaser shall prepare a schedule of all items of property being transferred in sufficient detail to identify such items.

8.  COVENANT NOT TO COMPETE:

a) The Seller, Seller's Stockholder, ARNOLD BRAMOW, STANLEY BRAMOW, and WILLIAM HOFFMAN, individually, and Guarantors, hereinafter sometimes collectively referred to as ("Covenantors" or individually as "Covenantor") do hereby covenant and agree that upon closing of this transaction, they will not, individually or collectively, as a participant in a partnership, sole proprietorship, corporation or other entity, or as an operator, investor, shareholder, partner, director, employee, consultant, manager, advisor or in any other capacity whatsoever, either directly or indirectly, for a term of seven
(7) years from the date of closing, do any other following acts:

1) Directly or indirectly engage in the wholesale or retain thermography printing business or in the same or similar business as is presently and has heretofore been conducted by Seller anywhere in Dade, Broward or Palm Beach Counties.

2) Directly or indirectly divulge, communicate, use to the detriment of Purchaser, or for the benefit of any other person or persons, or misuse in any way, any confidential information or trade secrets relating to the Business, including, but not limited to, personnel information, secret processes, know-how, customer lists, recipes, formulas, or other technical data. Covenantors acknowledge and agree that any information or data they have acquired regarding any of these matters or items were received in confidence.

3) Directly or indirectly induce, request or advise any present employee of Seller or Purchaser to lease the employ of such parties.

4) Directly or indirectly engage in, solicit or accept any business from any present customer of Seller or give any other person, corporation, partnership or other entity the information, right, power or authority to do same.

5) Directly or indirectly request or advise any present or future customers or suppliers of the Business heretofore operated by Seller to withdraw, curtail or cancel any of their business or other relationships with Purchaser.

b) The parties hereto acknowledge that the restrictions contained herein are reasonable restraints upon Covenantors and further acknowledge that any violation of the terms of this covenant not to compete could have a substantial detrimental effect of Purchaser's Business and its ability to meet its obligations both as set forth herein and as otherwise incurred. Covenantors have carefully considered the nature and extent of the restrictions imposed upon him and the rights of remedies conferred upon him under the provisions of this covenant not to compete, and hereby acknowledges and agrees that the same are reasonable in time and
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territory, are designated to eliminate competition which would otherwise be unfair to Purchaser, do not stifle Covenantors' sole means of support, are fully required to protect the legitimate interest of Purchaser and do not confer a benefit upon Purchaser disproportionate to the detriment of Covenantors.

c) Covenantors, jointly and severally, agree that any damages resulting from violation by him of any of the covenants contained in this Paragraph will be impossible to ascertain and for that reason, agree that Purchaser shall be entitled to an injunction without the necessity of posting bond, from any court of competent jurisdiction restraining any violation of any or all of said covenant either directly or indirectly and such right to injunction shall be cumulative and in addition to whatever other remedies Purchaser may have. Covenantors acknowledge that this provision has been called to their attention and they understands it is a material covenant and that without their agreement to these provisions this Agreement and all documents executed pursuant hereto would not have been entered into by Purchaser. It is hereby further recognized and agreed that in the event of any litigation at law or in equity with respect to any breach of this covenant not to compete, the Purchaser shall be entitled to recover any and all reasonable attorneys' fees and other costs of litigation, through appeals, jointly and severally, from Covenantors.

d) If any portion of the covenants contained in this Paragraph is held to be unreasonable, arbitrary or against public policy, the covenants herein shall be considered severable and shall be divisible both as to time and as to geographical areas; and each month of the specified period shall be deemed to be a separate period of time. In the event any court determines the specified time period or geographical areas to be unreasonable, arbitrary or against public policy, a lesser time period or geographical area and not against the public policy may be enforced against Covenantors.

e) The existence of any claim or cause of action by Covenantor against the Purchaser, whether predicted upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Purchaser of the foregoing convenants, but shall be litigated separately.

f) Nothing hereby contained shall be construed or interpreted as restricting Seller from engaging in the retail printing business, including the sale, but not the production, of thermography work.

9. RISK OF LOSS: All risk of loss up to the time of closing shall be borne by the Seller. If any loss or damage, whether due to fire, storm, flood, riot, explosion or other casualty, exceeds TWENTY (20%) PERCENT of the purchase price, the Purchaser shall have the option to cancel this Agreement by giving notice to the Seller. Upon such cancellation, the Purchaser shall be entitled to the return of all monies paid or deposited pursuant to this Agreement and all obligations under this Agreement shall thereupon terminate.

10. CLOSING. The closing of this transaction shall be held in the offices of no later than April 30th, 1994 at 5:00 p.m. Each of the parties hereto shall execute and deliver at closing all instruments and documents reasonably required to effectuate the terms and conditions of this Agreement.

11. PRORATIONS, DEPOSITS AND EXPENSES OF SALE. The purchase price shall be adjusted for prorations of rent, insurance, utilities, licenses, vacation pay, bonuses, and similar items being transferred to the Purchaser, which amounts shall be paid by Seller. Transferable deposits and the deposit on the Lease to the premises shall be credited to the Seller. The Seller shall have the right to the refund of any non-transferable deposits and Purchaser shall be responsible for making his own deposits therefore.

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12.  TAKING OF INVENTORIES:  On the date prior to the closing date, representatives of Seller and Purchaser shall jointly count the inventory for the purpose of confirming that said inventory is in accordance with the requirements of the representations of Seller as set forth in this Agreement. In valuing the inventory, the Seller's current cost for the purchase of said items shall be utilized for determining the value less any applicable discounts. Any business conducted during or subsequent to the time such physical inventory is taken, shall be for the benefit of Purchaser.

13. ACCOUNTS RECEIVABLE: Purchaser shall act as Seller's agent in receiving accounts due Seller, if Seller shall furnish to Purchaser at closing a complete list of such receivables and a request in writing at closing that Purchaser so act. Purchaser's only duty with regard to such accounts receivables shall be to include such receivables in its weekly and monthly statements sent to its customers and to remit, on the first and third Fridays of the month to Seller, any monies received at the Business premises of Purchaser on account of such receivables. It is agreed between Purchaser and Seller that cash receipts are to be applied to invoices as designated by the remitter and, where no designation is made, the receipt is to be applied to the oldest open invoice(s) for the applicable customer, unless it can be reasonably determined that said payment was not to be applied to the oldest open invoice but to a more current invoice. Seller shall retain the right to contact customers, as necessary, to collect amounts owing to the Seller and may use agents and pursue legal action as may be required. Purchaser shall neither settle nor compromise any of the accounts receivable due the Seller. Purchaser shall be under no obligation to bring any legal action against any customer of Seller who does not make timely payments to purchaser of any of such accounts receivable due Seller.

14. ATTORNEY'S FEES AND COSTS: In connection with any litigation arising out of this Agreement, the prevailing party shall be entitled to recover all costs incurred, including reasonable attorneys' fees, inclusive of those costs and fees or any appellate action.

15. DEFAULT BY PURCHASER: If Purchaser fails to perform any of the covenants of this Agreement, all monies paid pursuant to this Agreement by the Purchaser as aforesaid shall be retained by or for the account of Seller, as consideration for the execution of this Agreement and as agreed liquidated damages in full settlement of any and all claims for damages.

16. DEFAULT BY SELLER: If Seller fails to perform any of covenants of this Agreement, the Purchaser shall have the right of enforcing this Agreement by specific performance or at his option, the right of recovery of all monies paid, without thereby waiving any action for damages resulting from Seller's breach.

17. BINDING EFFECT: This Agreement shall be binding upon and inure to the benefit of the heirs, administrators, executors, successors, and assigns of each of the parties hereto.

18. INVALIDITY: If any terms or provisions of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such terms or provision to the persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

19. GOVERNING LAW: The terms and provisions of this Agreement shall be governed by the laws of the State of Florida.
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20.  CAPTIONS:  Captions and headings to the various paragraphs of this
Agreement are for convenience only, and carry no legal effect and shall in no way effect the interpretation or construction of the paragraphs of this Agreement.

IN WITNESS WHEREOF, the undersigned have set their hands and seals this 10th day of March, 1993.

Witnessed by:

BRAMOW ENTERPRISES, INC., a
Florida corporation

ARNOLD BRAMOW, Individually

STANLEY BRAMOW, Individually

WILLIAM HOFFMAN, Individually


BUSINESS CARDS TOMORROW, INC.,
a Florida corporation

BY:  Peter Gaughn
President